EXHIBIT 21

CARMIKE CINEMAS, INC.
LIST OF SUBSIDIARIES

SUBSIDIARY	STATE OF INCORPORATION	% OWNED

Eastwynn Theatres, Inc.	Alabama	100%
Wooden Nickel Pub, Inc.	Delaware	100%
Military Services, Inc.	Delaware	80%